                                                                   EXHIBIT 4(s)
                    FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this "Amendment") is entered into as of March 29, 1996 by and among Foothill Capital Corporation, a California corporation ("Foothill") and K-V Pharmaceutical Company, a Delaware corporation ("K-V"), Particle Dynamics, Inc., a New York corporation ("PDI") and wholly owned subsidiary of K-V, and Ethex Corporation, a Missouri corporation ("Ethex") and wholly owned subsidiary of K-V (K-V, PDI, and Ethex are sometimes collectively referred to as "Borrower").

                                 R E C I T A L S:

     A. Foothill and Borrower previously entered into a Loan and Security Agreement dated as of April 27, 1995 (the "Loan Agreement").

     B. Pursuant to the terms of the Loan Agreement, Foothill agreed to provide revolving advances as set forth in the Loan Agreement. In addition, Foothill also agreed to provide a term loan to the Borrower in the amount of $6,750,000.00 (the "Term Loan").

     C. K-V proposes to prepay a portion of or prepay the Term Loan in full upon execution of this Amendment and has requested that Foothill allow said prepayment and K-V has further requested that Foothill allow K-V to reborrow under the Term Loan facility as set forth in the Loan Agreement up to the currently outstanding principal balance of the Term Loan which is $5,812,500.00. Foothill has agreed to the foregoing subject to the terms and conditions of this Amendment.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Foothill and Borrower hereby agree as follows:

     1. All capitalized terms not expressly defined in this Amendment shall have the meanings as set forth in the Loan Agreement.

     2. Foothill agrees that Borrower may prepay a portion of or all of the outstanding principal balance of the Term Loan which is currently $5,812,500.00 upon execution of this Amendment, provided that there is not then existing any Event of Default or any event which, with the passage of time, would become an Event of Default.

     3.(a) Upon payment by Borrower of a portion of or all of the Term Loan, including all accrued and unpaid interest, Foothill agrees, subject to the terms of this Amendment, to advance to Borrower upon its request up to the maximum amount of Five Million Eight Hundred Twelve Thousand Five Hundred and no/100 Dollars ($5,812,500.00) as a term loan. Borrower acknowledges that all advances must be made in increments of One Million Dollars ($1,000,000.00). Foothill shall charge an additional fee (the

"Term Loan Fee") in the amount of one-quarter of one percent (0.25%) of the amount of each advance made by Foothill to Borrower. All advances requested by Borrower will be made by Foothill in its sole reasonable discretion and subject to there being at the time the request for said advance is made no Event of Default in existence or event which, with the passage of time, would become an Event of Default. The maximum amount to be advanced by Foothill in one or more advances to Borrower shall not exceed the sum of Five Million Eight Hundred Twelve Thousand Five Hundred and no/100 Dollars ($5,812,500.00). The Borrower shall have no right after any future prepayments to reborrow sums which have been prepaid. As an example, if Borrower prepays the Term Loan in full and then requests a new term loan in the amount of $4,000,000.00 and subsequently prepays the sum of $3,000,000.00 reducing the outstanding principal balance of the Term Loan to $1,000,000.00, the maximum amount which Borrower could still obtain through an additional advance would be $1,812,500.00.

     (b) Any advance requested by Borrower for a term loan may, subject to Foothill's discretion, be subject to a new appraisal with respect to the Equipment or the Real Property which appraisal shall, in Foothill's reasonable discretion, reflect values for the Equipment and the Real Property sufficient to support any additional advance requested by Borrower. Borrower agrees that prior to the disbursement of any additional advance requested by Borrower as a term loan, it will execute a new Term Note in the form as attached hereto as Exhibit 1 with all appropriate blanks completed.

     4. Section 2.3 of the Loan Agreement is hereby revised by deleting therefrom reference to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000.00) and inserting in lieu thereof the sum of Five Million Eight Hundred Twelve Thousand Five Hundred and no/100 Dollars ($5,812,500.00).

     5. The effectiveness of this Amendment is subject to confirmation by Foothill, in its sole satisfaction, that all representations, warranties and covenants of Borrower as set forth in the Loan Agreement remain true and correct and that there has been no violation or breach of same as of the date hereof.

     6. As an inducement for Foothill to enter into this Amendment, Borrower hereby releases, discharges and acquits forever Foothill and any of its officers, directors, servants, agents, employees, and attorneys, past and present, from any and all claims, demands and causes of action, of whatever nature, whether in contract or tort, accrued or to accrue, contingent or vested, known or unknown, arising out of or relating to the loans evidenced by the Loan Agreement, as hereby amended, or Foothill's administration of same or any other actions taken pursuant to the Loan Agreement or under any other documents or instruments evidencing loans made by Foothill to Borrower or the administration of same through the date hereto. Borrower hereby further indemnifies and holds Foothill, any officers, directors, servants, agents, employees and attorneys of Foothill, past or present, harmless from any and all such claims, demands and causes of action by Borrower or anyone claiming by, through or under Borrower or any of them, said indemnity to cover all losses and expenses incurred by Foothill, its officers, directors, servants, agents, employees or attorneys, past or present, in connection with any such claims, demands, or causes of action, including all attorneys' fees and costs.

     7. Borrower hereby ratifies and confirms that the Loan Agreement and all security interests in the Collateral and all other rights in favor of Foothill as provided in the Loan Agreement and all other agreements delivered by or on behalf of Borrower to Foothill in connection therewith remain in full force and effect and remain enforceable in accordance with their respective terms. Borrower further acknowledges that there is no Event of Default in existence. Borrower hereby specifically reaffirms its liability for payment to Foothill of all of the Obligations. In the event of any conflict between the terms of this Amendment and the Loan Agreement, the terms hereof shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first above written.

                                       K-V PHARMACEUTICAL COMPANY,
                                       a Delaware Corporation



                                       BY:_____________________________________
                                          Gerald R. Mitchell,
                                          Vice President, Finance

                                       PARTICLE DYNAMICS, INC.,
                                       a New York Corporation



                                       BY:_____________________________________
                                          Gerald R. Mitchell,
                                          Vice President

                                       ETHEX CORPORATION,
                                       a Missouri Corporation



                                       BY:_____________________________________
                                          Gerald R. Mitchell,
                                          Vice President
ACCEPTED AND AGREED this
_______ day of _______________, 1996

FOOTHILL CAPITAL CORPORATION

BY:____________________________________
   Its:________________________________


                                      -3-